Exhibit 4.118

Loan Agreement

Contract No. :ABC(2012)1003-1

13010120140003173

Borrower : Shijie Kaiyuan Auto Trading Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : December 26, 2014

Loan Amount : RMB100,000,000

Length of maturity : December 26, 2014 to December 25, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.72%

Date of Draft : January 4, 2015

Withdrawal Amount : RMB100,000,000

Payment Method : The principal and interest shall be fully repaid at the maturity date of the loan.

Repayment Date : January 3, 2016

Loan Guarantee : Guaranty of Mortgage .

- Hebei Ruiliang Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no13010120140003173.